Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 27, 2008 appearing in the Annual Report to Shareholders of AFBA 5Star Funds, comprising the AFBA 5Star Mid Cap Value Fund, AFBA 5 Star Small Cap Fund, AFBA 5Star Large Cap Growth Fund (formerly AFBA 5Star USA Global Fund), AFBA 5Star Balanced Fund, AFBA 5Star Total Return Bond Fund (formerly AFBA 5Star High Yield Fund) and AFBA 5Star Science & Technology Fund for the year ended March 31, 2008 and to the references to our firm in the Prospectuses and Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of AFBA 5Star Funds.

/s/ Cohen Fund Audit Services, Ltd.
Westlake, Ohio
July 28, 2008